Exhibit 99.2

MEADE INSTRUMENTS
May 24, 2007
5:30AM PST/8:30 AM EST
Q4 FY 2007 CONFERENCE CALL

BRANDI PIACENTE:

Thank you and good day everyone and welcome to today’s conference call. Joining us on the call are Steve Muellner, President and Chief Executive Officer, and Paul Ross, Chief Financial Officer.

Before we begin, as usual, we would like to remind everyone of the cautionary language regarding forward-looking statements contained in today’s news release, which also applies to any such statements made during this conference call. During the course of this call the Company may make forward-looking statements regarding future events or the financial performance of the Company. We wish to caution you that such statements are just predictions and actual events or results may differ materially. For a list of risks and uncertainties that may affect future earnings, please refer to the Company’s Form 10-K and Form 10-Q reports filed with the U.S. Securities and Exchange Commission. Investors should not place undue reliance on such forward-looking statements and the Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

STEVE MUELLNER:
On today’s call, we’ll provide you with a summary of our fiscal 2007 financial and operational results and an overview of our objectives for fiscal 2008. But first, I am happy to report that we have reached a settlement in principle on the class action and stockholder derivative suits; both settlements are contingent upon court approval.

Fiscal 2007 was a year of foundation-building for the company, as we took several definitive actions to put Meade back on the path to growth and profitability. As we have discussed in past conference calls, we identified four key initiatives that are critical to our achieving these goals:

1.	First, we had to resolve our supply chain difficulties to ensure we had adequate supply to meet demand.

2.	Second, we invested in product development to create new and exciting products that would immediately contribute to growth on our sales line.

3.	Third, we took steps to improve customer service.

4.	And finally, we set the stage for profitability and to grow revenues.

It’s been a little over one year since I started with the Company and I am proud to report that we have achieved significant progress in all four of these areas. While our financial results for fiscal 2007 reflect the considerable problems Meade faced 12 months ago, as well as the costs involved with driving improvements, we believe that the stage is now set for substantial improvement in our financial results for Fiscal ’08.

During fiscal 2007, we regained full compliance with Nasdaq and the SEC and consolidated our operations to bring future costs in line with expected revenues. We also installed a new and seasoned operations team with decades of experience in overseas manufacturing of specialty consumer goods. Led by our SVP of Operations, Don Finkle, this team has been tasked with getting all of our offshore manufacturing up to full capacity, delivering riflescopes and telescopes in a timely fashion and according to marketplace and customer requirements. We will continue to expend major efforts against the ultimate goal of total resolution of all supply chain issues that had developed over the past couple of years.

And it’s no small thing to be able to report to you that as of today nearly 100% of our Simmons line of riflescopes is already in production to meet our Q3 and Q4 hunting season needs. And we expect that the entire line will be shipping to our retail partners before the end of the year.

During this past year we also invested in top industry sales and marketing leaders and increased our investment in research and development. The immediate result of this R&D investment has just been launched under the name mySKY™,– with the first shipments scheduled for June – and initial orders for this product are already well above expectations. In a minute I’ll talk more about MySky and some of the different steps Meade is taking today to grow the market for this breathtakingly innovative product.

The legacy issues that existed back twelve months ago weren’t created overnight and it shouldn’t surprise anyone to hear that it will take time to fully resolve them. We now have put the right team in place that is committed, focused and equipped with the tools and resources necessary to turn around the performance of the Company and create long-term value for our shareholders.

Joining the Meade team most recently in this effort is our new CFO, Paul Ross, who became a part of the Company in mid-March 2007. Prior to joining Meade, Paul was the chief financial officer and treasurer of a Nasdaq-listed manufacturer of power supply products for use in communications and other technology markets, with more than $330 million in annual revenues. Paul has already added a new energy and level of experience and knowledge to our team and it’s my pleasure to finally be able to introduce him on today’s call.

PAUL ROSS:

Net sales for fiscal 2007 were $101.5 million compared with $119.8 in fiscal 2006. The decrease in revenue year-over-year was primarily driven by the Company’s well-known supply chain constraints related to riflescopes and ETX telescope products. Our gross profit margin for the year of 17% was negatively impacted by the reduced level of sales, an unusually high level of low or negative margin sales as the Company sought to aggressively reduce its inventory levels, and further write-downs of slow-moving inventory. Excluding the impact of these lower margin sales, inventory write-downs, and other unusual items unique to the restructuring of the Company, we estimate that a normal gross margin for fiscal 2007 would have been in a range around 24%, which still reflects the continued supply chain challenges we faced last year.

Operating expenses increased $1.8 million in fiscal 2007 over fiscal 2006. The increase in operating costs were primarily driven by legal and accounting fees related to the Company’s financial restatement, as well as severance and other costs related to the restructuring of the Company. Excluding these one-time costs, which were approximately $2.3 million, the Company’s operating costs would have actually decreased year-over-year.

Interest expense was lower in fiscal 2007 over fiscal 2006 primarily due to lower borrowings. Tax expense for fiscal 2007 represents the tax provision for our profitable European subsidiary. We did not recognize any tax benefits for our U.S. operations during the year.

I’d now like to take a few moments to comment on our balance sheet and cash flows for the year. Despite the $19 million net loss we incurred in fiscal 2007, we generated a positive $2.6 million from operations, which was primarily achieved through excellent working capital management. We exited fiscal 2007 with a healthy balance sheet and a very minimal level of debt.

Looking ahead to fiscal 2008, we are forecasting significant improvements in our gross and operating margins, as we expect that these unusual costs that we incurred in fiscal 2007 will not recur. While we as management believe that it is too early in the turnaround process to offer specific financial guidance on a quarter by quarter basis, we are expecting significant improvements in our operating results on a year over year basis, as Steve will now discuss.

STEVE MUELLNER:
As I mentioned earlier, we believe that our fiscal 2007 financial results reflect the lingering effects of the deep-rooted operational issues that we have since made significant steps in eradicating during the year. Our focus in fiscal 2008 will be to build on the foundation created in fiscal year 2007 and to focus on renewable and sustainable profitability. While we continue to focus on our strategic initiatives, here are the basic milestones that investors should look for during fiscal 2008:

•	First, look for improving top-line revenue, especially during the peak shipping seasons in our fiscal third quarter. With the initial deliveries of mySKY and dramatically increased deliveries of riflescopes and telescopes from our Asian suppliers, we expect to report solid revenue growth as the year progresses. It must be noted that this is despite the fact that Discovery Stores, one of our top ten customers, recently announced that they would close all of their stores prior to the holiday season. Of course we are disappointed in this development and the loss of a good customer, but we nonetheless believe that we can deliver modest top-line growth despite this loss of Discovery.

•	Second, look for improving gross and operating margins. During fiscal 2007 we consolidated four facilities into one and incurred a number of costs while drastically reducing our inventory. Most of these activities are now behind us and we expect to return the Company to a normal gross margin percentage. At the same time, we do not expect to incur the same level of SG&A as we reported for F’07 as many of those expenses were related to the downsizing of our operations and financial restatements. We have reduced our SG&A cost structure and have forecast another significant year-over-year decrease in these costs.

•	Our goals for fiscal 2008 have not changed since our discussions in January and February, which are to achieve break-even results (plus or minus) at the operating income line, with a small loss after interest expense and taxes. While not yet able to report an actual profit, this will represent a huge improvement over the results for each of the past two years. This year is clearly the inflection point in the turnaround of the Company and the point from which we believe we can start generate more meaningful profits.

Now I would like to spend a few moments discussing our flagship new product of fiscal 2008, the mySKY Personal Guide for Sky Exploration. mySKY™ is the first ever full-color, handheld multimedia sky exploration guide and was launched at the end of last month. Some of the more important, ground-breaking features and benefits for our customers include:

1) Full compatability with Meade telescopes;

2) Full-color LCD viewing screen for complete identification and awe inspiring video tours of the heavens;

3) An easy-to-navigate operating system;

4) A long-lasting battery system, delivering twice the operation time as our competitor; and

5) A comprehensive multimedia library with a database of over 30,000 celestial objects.

mySKY is unlike any other handheld guide out there and initial feedback on this product has been overwhelmingly positive. I can actually say that every customer who has seen mySKY says it is far superior to the leading competitor — Celestron’s SKY SCOUT. Currently this product is being sampled by distributors and initial orders of this new innovative – and market expanding product – have exceeded our expectations. The launch of this mySKY will continue through the first half of the year with an aggressive PR and marketing campaign designed to build awareness and interest in the advantages of mySKY.

Before we turn the call over to the operator for questions, I would like to reaffirm with our shareholders that the Meade management team is committed to continuing execution on our milestones and ever increasing value to our shareholders. We have a clearly defined set of initiatives which we believe will get us there, and we are committed to delivering on our plan for fiscal 2008.

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